Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 25, 2025, except for the effects of the change in segment profit measure described in Note 16, as to which the date is March 2, 2026, relating to the consolidated financial statements of CECO Environmental Corp. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Cincinnati, Ohio

April 7, 2026